EXHIBIT 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE


              NETWORK-1 ANNOUNCES FINAL LICENSE TERMS AND DISMISSAL
                        OF PATENT LITIGATION WITH D-LINIK

   D-Link Agrees to License Network-1's Remote Power Patent for Its Power over
                         Ethernet Products through 2020

New York, New York-August 16, 2007-- Network-1 Security Solutions, Inc. (OTC BB:
NSSI) today announced that it has agreed to final licensing terms with D-Link Corporation and D-Link Systems ("D-Link") as part of a definitive Settlement Agreement of its patent infringement litigation against D-Link in the United States District Court for the Eastern District of Texas, Tyler Division for infringement of Network-1's Remote Power Patent (U.S. Patent No. 6,218,930).

       The license terms include the agreement by D-Link to license the Remote Power Patent for its full term which expires in March 2020, and the payment of monthly royalty payments (beginning as of May 26, 2007) based upon a running royalty rate of 3.25% of the net sales of D-Link branded Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards. The royalty rate is subject to adjustment beginning the second quarter of 2008 to a royalty rate consistent with other similarly situated licensees of the Remote Power Patent that may vary according to units and volumes of licensed products sold. In addition, D-Link has agreed to an upfront payment to Network-1 of $100,000.

       The products covered by the settlement include D-Link Power over Ethernet enabled switches, wireless access points, and network security cameras, among others. As a result of the definitive Settlement Agreement, all claims and counterclaims in the litigation currently pending in the Eastern District of Texas have been dismissed with prejudice.

       "We are extremely pleased at the outcome of this litigation and having D-Link as the first licensee of our Remote Power Patent," commented Corey M. Horowitz, Chairman and Chief Executive Officer of Network-1. "This outcome is consistent with Network-1's goal of making licenses available to the technologies covered by the Remote Power Patent to the Power over Ethernet industry in a manner that promotes the widespread adoption of this important industry standard".

       The Remote Power Patent relates to, among other things, the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, REID card readers, VoIP telephones and network cameras. In June 2003, the Institute of Electrical and Electronic Engineers (IEEE) approved the 802.3af Power over Ethernet ("PoE") standard which has led to the rapid adoption of PoE. The

IEEE is currently working on the 802.3at Power over Ethernet Plus (PoE Plus) Standard which will increase the maximum power delivered to network devices of up to 60 watts from the current 15 watts under 802.3af.



ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U S Patent No 6,218,930) covering the remote delivery of power over Ethernet networks. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 7, 2020.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 2007 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.



Contacts:

    Network-1 Security Solutions, Inc.

    Corey M. Horowitz, 212-829-5770
    Or
    Alliance Advisors, LLC
    Alan Sheinwald, 914-669-0222
    asheinwald@allianceadvisors.net
    -------------------------------







The condensed statements of operations and condensed balance sheets are attached.

                       NETWORK-1 SECURITY SOLUTIONS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                    UNAUDITED




                                                    THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                          JUNE 30,                            JUNE 30,
                                               ------------------------------      ------------------------------
                                                   2007              2006              2007              2006
                                               ------------      ------------      ------------      ------------
Operating expenses:
      General and administrative               $    619,000      $    264,000      $  1,233,000      $    544,000
      Non Cash Compensation                         766,000            54,000         1,227,000           102,000
                                               ------------      ------------      ------------      ------------


LOSS BEFORE INTEREST INCOME                      (1,385,000)         (318,000)       (2,460,000)         (646,000)
Interest income - net                                48,000            18,000            63,000            30,000
                                               ------------      ------------      ------------      ------------

Net Loss                                       $ (1,337,000)     $   (300,000)     $ (2,397,000)     $   (616,000)
                                               ============      ============      ============      ============


LOSS PER COMMON SHARE: BASIC AND DILUTED       $      (0.06)     $      (0.02)     $      (0.11)     $      (0.03)
                                               ============      ============      ============      ============


WEIGHTED AVERAGE SHARES: BASIC AND DILUTED       22,589,449        19,049,724        21,194,834        18,444,617
                                               ============      ============      ============      ============

CONDENSED BALANCE SHEET AS OF 6/33/07





Cash and cash equivalents                             $ 5,145,000
                                                      ===========

     Total current assets                             $ 5,179,000
                                                      ===========

     Total assets                                     $ 5,270,000
                                                      ===========

     Total current liabilities                        $   270,000
                                                      ===========

     Total long term liabilities                      $       -0-
                                                      ===========

     Total stockholders' equity                       $ 5,000,000
                                                      ===========